AMENDMENT NUMBER ONE
                         TO THE ADMINISTRATION AGREEMENT

         THIS AMENDMENT NUMBER ONE to the Administration Agreement (this "Amendment") is entered into as of the 16th day of February, 2004 by and between Oak Associates Funds (Oak), a Massachusetts business trust, (the "Trust"), and SEI Global Funds Services ("SEIGFS"), a Delaware business trust.

         WHEREAS, Oak and SEIGFS entered into the Administration Agreement dated as of the 1st day of April, 2001 (the "Agreement"); and

         WHEREAS, Oak and SEIGFS desire to amend the Agreement as provided herein.

         NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, the parties hereto agree as follows:

1. AMENDMENT TO SCHEDULE A OF THE  AGREEMENT.  Schedule A of the
Agreement is hereby amended to provide its entirety as set forth in Attachment 1 to this Amendment.

2. RATIFICATION OF AGREEMENT. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and confirmed to be of full force and effect, and shall continue in full force and effect.

3. COUNTERPARTS. This Amendment shall become binding when any one or more counterparts hereof individually or taken together, shall bear the original or facsimile signature of each of the parties hereto. This Amendment may be executed in any number of counterparts, each of which shall be an original against any party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

4. GOVERNING LAW. This Amendment shall, as set forth in the Agreement, be governed by and construed in accordance with the laws of the State of Delaware and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any provisions herein, conflict with the provisions of the 1940 Act, the latter shall control.




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IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized representatives as of the day and year first above written.



OAK ASSOCIATES FUNDS

BY:  /s/ William White
     ------------------------------
       Name:  William White
       Title:  President


SEI GLOBAL FUNDS SERVICES

BY:  /s/ William E. Zitelli
     -------------------------------
       Name:  William E. Zitelli
       Title:  VP



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                                  ATTACHMENT I
                              OAK ASSOCIATES FUNDS

                                   SCHEDULE A
                         TO THE ADMINISTRATION AGREEMENT

Portfolios:    This Agreement shall apply to all Portfolios of the Trust, either now existing or in the future created. The following is a listing of the current portfolios of the Trust (collectively, the "Portfolios"):

                           White Oak Growth Stock Fund
                          Pin Oak Aggressive Stock Fund
                         Red Oak Technology Select Fund
                       Black Oak Emerging Technology Fund
                          Live Oak Health Sciences Fund

Fees: Pursuant to Article 4 the Trust shall pay the Administrator compensation for services rendered to the Portfolios equal to the greater of: (i) an annual rate of .04% on the first $2.5 billion of assets; .03% on the next $2.5 billion of assets; .02% on the next $5 billion of assets and .015% on all assets over $10 billion. The fees are calculated daily per Portfolio and paid monthly, or a Trust level minimum equal to $95,000 annually per each Portfolio, and a $15,000 annual minimum administration fee for additional share classes. The fees are calculated daily and paid monthly. If total complex net assets fall below $5 billion, there is a monthly call allowance of 300 IS calls per $100 million of the monthly average net assets with $5 per call over the monthly allowance to be charged as a fund expense and 400 IVR calls per $100 million of the monthly average net assets with $5 per call over the monthly allowance to be charged as a fund expense.

Term: This Agreement shall remain in effect until April 1, 2007, (the "Initial Term") and, thereafter, for successive Renewal Terms of two years each, unless and until this Agreement is terminated in accordance with the provisions of Article 10 hereof.